EXECUTION COPY

CREDIT AGREEMENT

by and among

HUBBELL INCORPORATED,
as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

JPMORGAN CHASE BANK,
as Administrative Agent

FLEET NATIONAL BANK and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agents,

and

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Documentation Agent

J.P. MORGAN SECURITIES INC.,
as Arranger and Bookrunner

July 18, 2002

CS&M 6701-273

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EXHIBITS

Exhibit A	Form of Assignment and Assumption

Exhibit B	Form of Opinion of the Borrower’s General Counsel

Exhibit B-1	Form of Opinion of Latham & Watkins

Exhibit C	Form of Financial Covenant Compliance Certificate

Exhibit D	Form of Responsible Party Certificate

SCHEDULES

Schedule 2.01— Commitments
Schedule 4.08— Litigation
Schedule 6.02— Indebtedness

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CREDIT AGREEMENT dated as of July 18, 2002, among HUBBELL INCORPORATED, the Lenders party hereto and JPMORGAN CHASE BANK, as Administrative Agent.

W I T N E S S E T H :

                  WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving credit facility of up to $200,000,000 for the purposes hereinafter set forth;

                  WHEREAS, the Lenders have agreed to make such facility available to the Borrower, and the Administrative Agent has accepted its duties hereunder, on the terms and subject to the conditions hereinafter set forth.

                  NOW THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the

Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Facility Fee Rate” means, for any day that percent per annum set forth below opposite the Debt Ratings in effect on such day:

Debt Ratings	Applicable Facility Fee
(S&P/Moody's)	Rate

Level 1	0.070%

AA-/Aa3

Level 2	0.090%

A+/A1

Level 3	0.100%

A/A2

Level 4

A-/A3	0.125%

Level 5

BBB+/Baa1	0.150%

Level 6

BBB or lower/Baa2 or	0.175%

lower

“Applicable LIBOR Interest Addition” means, for any day that percent per annum set forth below opposite the Debt Ratings in effect on such day:

Applicable LIBOR
Debt Ratings (S&P/Moody's)	Interest Addition

Level 1	0.130%

AA-/Aa3

Level 2	0.160%

A+/A1

Level 3	0.200%

A/A2

Level 4

A-/A3	0.250%

Level 5

BBB+/Baa1	0.350%

Level 6

BBB or lower/Baa2 or lower	0.575%

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States of America; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hubbell Incorporated, a Connecticut corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

“CLO” has the meaning assigned to such term in Section 9.04.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $200,000,000.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Consistent Basis” means, with regard to the application of accounting principles, accounting principles consistent in all material respects with the accounting principles used and applied in preparation of the audited financial statements previously delivered to the Lenders and referred to in Section 4.06, except as to changes required or permitted by GAAP.

“Continuing Directors” means the directors of the Borrower on the Effective Date, and each other director, if, in each case, such other director’s nomination is recommended by at least 66 2/3% of the then Continuing Directors.

“Controlled Group” means (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder, or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which the Borrower is a part or may become a part.

“Debt Ratings” means, as of any date of determination, the rating as announced by Standard & Poor’s Ratings Group, Inc. (“S&P”) and Moody’s Investors Services, Inc. (“Moody’s”) of

(a) the Borrower’s senior unsecured long-term indebtedness for borrowed money that is not Guaranteed by any other Person or subject to any other credit enhancement; or

(b) if the applicable rating agency does not have a rating in effect with respect to the Borrower’s debt referred to in the foregoing clause (a), the credit facility provided for herein or, if no such rating is in effect, the rating of the Borrower’s other senior unsecured debt securities;

provided that, if the applicable Debt Ratings announced by S&P and Moody’s fall within different levels, the higher Debt Rating shall govern for the purposes of determining the Applicable Facility Fee Rate and the Applicable LIBOR Interest Addition unless the Debt Ratings are more than one level apart, in which case the level one level lower than the higher Debt Rating shall govern for the purposes of determining the Applicable Facility Fee Rate and the Applicable LIBOR Interest Addition. If either Moody’s or S&P shall not have in effect a Debt Rating (other than by reason of the circumstances described in the next succeeding sentence), then the Debt Rating of the rating agency which has a Debt Rating in effect shall govern for purposes of determining the Applicable Facility Fee Rate and the Applicable LIBOR Interest Addition. If the rating system of Moody’s or S&P shall materially change, or if each such rating agency shall cease to be in the business of rating corporate debt obligations or shall not have in effect a Debt Rating, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies, and, pending the effectiveness of any such amendment, the Debt Ratings shall be determined by reference to the ratings most recently in effect prior to such change or cessation; provided further that after 90 days, if no such amendment becomes effective, the Applicable Facility Fee Rate shall be 0.175% per annum and any Eurodollar Loan then outstanding shall convert to an ABR Loan at the end of the applicable Interest Period. Any change in the Debt Rating shall be effective as of the date on which it is first announced by the applicable rating agency and notice of such change shall be provided by the Borrower to the Administrative Agent no more than five Business Days after the date of such announcement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and the symbol “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means any applicable federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which, together with the Borrower or any Subsidiary of the Borrower, would be deemed to be a member of the same Controlled Group.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

“Event of Default” has the meaning specified in Article VII.

“Existing Credit Agreement” means that certain Revolving Credit Agreement dated as of September 27, 1999, as amended, by and among the Borrower, Bank of America, N.A., as agent, First Union National Bank, JPMorgan Chase Bank and The Bank of New York.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person in respect of Swap Agreements and (l) all obligations of such Person to make lease payments or other payments under any “synthetic lease”. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intellectual Property” means all intellectual and similar property, including inventions, designs, patents, patent registrations and applications, trademarks, trademark registrations and applications, trade dress, service marks, copyrights, copyright registrations and applications, know-how and trade secrets.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge or security agreement. For the purposes of this Agreement, the Borrower and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its payment obligations under this Agreement or (iii) the validity or enforceability of this Agreement, or the rights and remedies of the Lenders hereunder.

“Maturity Date” means July 18, 2005.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding three plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such three year period.

“Net Worth” means, at any date, stockholders’ equity of the Borrower at such time determined in accordance with GAAP applied on a Consistent Basis.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance or other social security laws or regulations (other than ERISA);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

“Person “ means any individual, partnership, joint venture, limited liability company, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

“Plan” means any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the three calendar years preceding the date of this Agreement was maintained, for employees of the Borrower, any Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” means, in respect of any Lien: (a) any manufacturing facility of, or other real property owned by, the Borrower or any of its Subsidiaries located in the United States of America, (b) any accounts receivable, inventory or Intellectual Property of the Borrower or any of its domestic Subsidiaries or (c) any shares of capital stock, other equity ownership interests or intercompany indebtedness of any Subsidiary that owns any of the foregoing.

“Register” has the meaning set forth in Section 9.04.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T, U or X” means Regulation T, U or X, as applicable, of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders “ means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Responsible Party” means the chief executive officer, president or chief financial officer of the Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Significant Subsidiary” means, at any time, any Subsidiary that would be a “significant subsidiary” within the meaning of Regulation S-X of the Securities and Exchange Commission.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means with respect to a Person, at any date, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time. Except as otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Tangible Net Worth” means, at any date, the excess of total assets over total liabilities of the Borrower and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP applied on Consistent Basis, excluding, however, from the determination of total assets (i) goodwill, capitalized research and development expenses, Intellectual Property, licenses and rights if any in respect thereof, and other similar intangibles and (ii) any items not included in clause (i) above which are treated as intangibles in conformity with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

                  SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g. , a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

                  SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                  SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

                  SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

                  SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

         (b)  Subject to Section 2.12, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

         (c)  At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Revolving Borrowings outstanding.

         (d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

                  SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

         SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) two Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

         (b)  Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

         (c)  The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

         (d)  Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone,

confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

         (e)  The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

         (f)  If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

                  SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request.

         (b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

                  SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings which may not be converted or continued.

                  (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                  (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

         (d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

         (e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                  SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

         (b)  The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is not less than $1,000,000 or an integral multiple thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

         (c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

                  SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

         (b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

         (d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

         (e)  Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                  SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

         (b)  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

                  SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

         (b)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender ratably in accordance with such Lender’s Commitment a utilization fee, which shall accrue at a rate equal to 0.15% per annum on all outstanding Loans for each day that the aggregate outstanding Loans are in excess of 50% of the then aggregate Commitments; provided that, if any Lender continues to have any Loans outstanding after the Commitments terminate, then such utilization fee shall continue to accrue on such Loans during any period that such Lender continues to have any Loans outstanding. Accrued utilization fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the date on which the Commitments terminate shall be payable on demand. All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

         (c)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

         (d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and utilization fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

                  SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

         (b)  The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable LIBOR Interest Addition, or (ii) in the case of a Eurodollar

Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

         (c)  Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

         (d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

         (e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

         (f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                  SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

         (a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

         (b)  the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby.

                  SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

         (b)  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

         (c)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

         (d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the

270-day period referred to above shall be extended to include the period of retroactive effect thereof.

         (e)  Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

                  SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                  SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c)  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

         (d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

         (e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

         (f)  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

                  SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding

Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

         (b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amount of principal then due to such parties.

         (c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

         (d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds

Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

         (e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

                  SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

         (b)  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

                  SECTION 3.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

         (a)  Executed Agreement. Receipt by the Administrative Agent of copies of this Agreement executed by the parties hereto.

         (b)  Opinion of Counsel. Receipt by the Administrative Agent of opinions, substantially in the form of Exhibit B and Exhibit B-1 and satisfactory to the Lenders, addressed to the Lenders and dated as of the Effective Date from Richard W. Davies, Esq., Vice President, General Counsel and Secretary of the Borrower and from Latham & Watkins, special counsel to the Borrower.

         (c)  Resolutions. Receipt by the Administrative Agent of copies of resolutions of the Board of Directors of the Borrower approving and adopting this Agreement and the transactions contemplated herein and authorizing the execution and delivery hereof, certified by a secretary or assistant secretary of the Borrower as of the Effective Date to be true and correct and in force and effect as of such date.

         (d)  Good Standing Certificate . Receipt by the Administrative Agent of a certificate issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of the Borrower’s jurisdiction of incorporation as to the due existence and good standing of the Borrower therein.

         (e)  Incumbency Certificate. Receipt by the Administrative Agent of specimen signatures of officers or other appropriate representatives executing this Agreement on behalf of the Borrower, certified by the secretary or assistant secretary of the Borrower as of the Effective Date.

         (f)  Articles of Incorporation. Receipt by the Administrative Agent of the articles of incorporation, as amended, of the Borrower, certified by the Secretary of State of the state of incorporation of the Borrower.

         (g)  Bylaws. Receipt by the Administrative Agent of the bylaws of the Borrower certified as of the Effective Date as true and correct by the secretary or assistant secretary of the Borrower.

         (h)  Financial Covenant Compliance Certificate. Receipt by the Administrative Agent of a certificate of the chief financial officer of the Borrower dated the Effective Date demonstrating compliance with the financial covenants contained in Sections 6.01 and 6.02 as of the Effective Date, substantially in the form of Exhibit C.

         (i)  Responsible Party Certificate. Receipt by the Administrative Agent of a certificate of a Responsible Party dated the Effective Date, confirming compliance with the conditions set forth in paragraphs (b) (excluding for this purpose the parenthetical contained therein) and (c) of Section 3.02 and paragraph (l) below, substantially in the form of Exhibit D.

         (j)  Payment of Fees and Expenses. Receipt by the Administrative Agent of all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses and fees and disbursements of counsel.

         (k)  Repayment and Termination of Existing Credit Agreement. Receipt by the Administrative Agent of evidence that all notices required to be given to effect on the Effective Date the repayment, if applicable, and termination of the Existing Credit Agreement shall have been given and the Existing Credit Agreement shall be terminated.

         (l)  No Material Adverse Effect. Since December 31, 2001, there have occurred no changes or circumstances which have had or are likely to have a Material Adverse Effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on July 31, 2002 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

                  SECTION 3.02. Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

         (a)  the Administrative Agent shall have received written notice of the Borrower’s intent to borrow if required by Article II;

         (b)  the representations and warranties of the Borrower set forth in Article IV (other than the representation set forth in Section 4.08 and the representation set forth in the last sentence of Section 4.06) shall be true and correct on and as of the date of such Borrowing with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date;

         (c)  at the time of (and after giving effect to) such Borrowing, no Default shall have occurred and be continuing; and

         (d)  immediately after giving effect to such Borrowing:

(i) the Revolving Credit Exposure of each Lender shall not exceed such Lender’s Commitment; and

(ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments at such time.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

                  SECTION 4.01. Organization and Good Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation, is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect, and has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

                  SECTION 4.02. Due Authorization. The Borrower (i) has the corporate power and requisite authority to execute, deliver and perform this Agreement and (ii) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Agreement.

                  SECTION 4.03. No Conflicts. Neither the execution and delivery of this Agreement by the Borrower, nor the consummation of the transactions contemplated herein, nor performance by the Borrower of and compliance with the terms and provisions hereof will (i) violate or conflict with any provision of the Borrower’s articles of incorporation or bylaws, (ii) violate, contravene or materially conflict with any law, regulation (including Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which the Borrower may be bound or (iv) result in or require the creation of any Lien upon or with respect to the Borrower’s properties, except to the extent that any such violation, contravention, conflict or Lien referred to in the foregoing clauses (ii), (iii) or (iv) could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.04. Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance of this Agreement, except to the extent that the failure to obtain such consents, approvals, authorization or orders, or to make any such filing, registration or qualification, could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.05. Enforceable Obligations. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

                  SECTION 4.06. Financial Condition. The financial statements and financial information provided to the Lenders, consisting of (a) an audited consolidated balance sheet of the Borrower and its Subsidiaries dated as of December 31, 2001, together with related consolidated statements of income, stockholders’ equity and changes in financial position or cash flow certified by PricewaterhouseCoopers LLP, the Borrower’s independent certified public accountants, and (b) a Borrower prepared unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated as of March 31, 2002, together with related consolidated statements of income, stockholders’ equity and changes in financial position or cash flow certified by the Borrower’s chief financial officer, fairly represent in all material respects the financial condition of the Borrower and its Subsidiaries as of such respective dates and for such periods and such financial statements were prepared in accordance with GAAP applied on a Consistent Basis, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in the foregoing clause (b). Since December 31, 2001, there have occurred no changes or circumstances which have had or are likely to have a Material Adverse Effect.

                  SECTION 4.07. No Default. No Default presently exists.

                  SECTION 4.08. No Material Litigation. Except as disclosed in Schedule 4.08, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.09. Taxes. The Borrower has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of Taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing (or necessary to preserve any Liens in favor of the Lenders), by it or its Subsidiaries, except for such Taxes (i) which are not yet delinquent, (ii) which are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (iii) which, if not paid, could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.10. Compliance with Law. The Borrower and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees (including Environmental Laws) applicable to it or to its properties, except for such laws, rules, regulations, orders and decrees noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.11. ERISA. Except, in the case of any of the following, for matters which would not have a Material Adverse Effect, (i) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan; (ii) as of the end of the most recent Plan year, no Plan has an unfunded current liability (determined under Section 412 of the Code) or an accumulated funding deficiency; (iii) no proceedings have been instituted, or, to the knowledge of the Borrower, planned, to terminate any Plan; (iv) neither the Borrower, any Subsidiary or any ERISA Affiliate, nor any duly-appointed administrator of a Plan has instituted or intends to institute proceedings to withdraw from any Multiemployer Plan; and (v) each Plan has been maintained and funded in all material respects with its terms and with the provisions of ERISA applicable thereto.

                  SECTION 4.12. Investment and Holding Company. The Borrower is not an “investment company,” as such term is defined in the Investment Company Act of 1940 or a “holding company” as defined in the Public Utility Holding Company Act of 1935.

                  SECTION 4.13. Environmental Laws. The Borrower and each Subsidiary is in compliance with all applicable Environmental Laws, except to the extent that noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.

ARTICLE V

AFFIRMATIVE COVENANTS

         The Borrower hereby covenants and agrees that so long as the Commitments are in effect and until the Loans, together with interest, fees and other obligations which are then due and payable hereunder, have been paid in full:

                  SECTION 5.01. Information Covenants. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

         (a)  Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year together with related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year examined by PricewaterhouseCoopers LLP, the Borrower’s independent certified public accountants, whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a Consistent Basis and shall not be qualified as to the scope of the audit or as to the status of the Borrower or any of its Subsidiaries as a going concern. The financial information required by this Section 5.01(a) may be delivered in the form of an Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

         (b)  Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period together with related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year and accompanied by a certificate of the chief financial officer of the Borrower as having been prepared in accordance with GAAP applied on a Consistent Basis, subject to normal year-end audit adjustments and the absence of footnotes. The financial information required by this Section 5.01(b) may be delivered in the form of a Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

         (c)  Officer’s Certificates. At the time of delivery of the financial statements provided for in Sections 5.01(a) and (b) hereof, a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit D to the effect that the Borrower is in substantial compliance with the terms of this Agreement and no Default exists, or if any Default does exist specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto. Such certificate shall set forth reasonably detailed calculations demonstrating compliance with Sections 6.01 and 6.02.

         (d)  SEC Reports. Promptly upon transmission thereof, copies of all filings on Forms 10-K, 10-Q, 8-K and registration statements filed by the Borrower with the Securities and Exchange Commission, or any successor agency, and copies of all reports furnished by the Borrower to its stockholders.

         (e)  Notice of Default, Litigation, etc. Upon a Responsible Party of the Borrower obtaining knowledge thereof, it will give written notice to the Administrative Agent and the Lenders (i) immediately, of the occurrence of an event or condition consisting of a Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) promptly, but in any event within five Business Days, of the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect, (B) any levy of an attachment, execution or other process against its assets which is likely to have a Material Adverse Effect, (C) the occurrence of an event or condition which shall constitute a default or event of default under any other agreement for borrowed money in excess of $50,000,000 or (D) any development in its business or affairs which has resulted in, or which the Borrower reasonably believes is likely to result in, a Material Adverse Effect.

         (f)  Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

                  SECTION 5.02. Books and Records; Communication with Accountants. The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices. The Borrower will, and will cause each of its Subsidiaries to, permit on reasonable notice officers or designated representatives of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and be advised as to the same by, the Borrower’s officers and its independent certified public accountants, all at such reasonable times and as often as reasonably requested.

                  SECTION 5.03. Compliance with Law. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by all applicable Governmental Authorities, except where any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 5.04. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, unless the same is being contested in good faith by appropriate proceedings and adequate reserves therefor have been established in accordance with GAAP or unless the failure to make such payments could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 5.05. Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

                  SECTION 5.06. ERISA. The Borrower will, and will cause each of its Subsidiaries to, (a) at all times, make prompt payment of all contributions required from the Borrower and each Subsidiary under all Plans and required of the Borrower and each Subsidiary to meet the minimum funding standard set forth in ERISA with respect to all Plans if the failure to make any such payment would likely have a Material Adverse Effect; and (b) notify the Administrative Agent immediately of any fact, including any Reportable Event (as defined in ERISA) arising in connection with any of its Plans, which would reasonably be expected to constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, involving a Plan, the termination of which would reasonably be expected to have a Material Adverse Effect, together with a statement, if requested by the Lenders, as to the reason therefor and the action, if any, proposed to be taken with respect thereof. The Borrower will not, nor will it permit any of its Subsidiaries or ERISA Affiliates to, (i) terminate a Plan if any such termination would give rise to or result in any liability, or (ii) cause or permit to exist any event or condition which presents a material risk of termination at the request of the PBGC, where in either (i) or (ii) that liability would reasonably be expected to have a Material Adverse Effect.

                  SECTION 5.07. Use of Proceeds. The proceeds of the Loans hereunder will be used by the Borrower for working capital, capital expenditures, and other lawful general corporate purposes, including support of the Borrower’s commercial paper program. None of the proceeds will be used for the purpose of purchasing or carrying any “margin stock” (as such term is defined in Regulation U) or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock in violation of the requirements of Regulation U.

ARTICLE VI

NEGATIVE COVENANTS

         The Borrower hereby covenants and agrees that so long as the Commitments are in effect and until the Loans, together with interest, fees and other obligations which are then due and payable hereunder, have been paid in full:

                  SECTION 6.01. Net Worth. The Borrower will not permit the Net Worth of the Borrower and its Subsidiaries at any time to be less than $550,000,000, provided that for purposes of calculating Net Worth the Borrower may exclude write-downs not in excess of $40,000,000 in the aggregate from the date of this Agreement taken in accordance with FASB 142 and GAAP.

                  SECTION 6.02. Indebtedness. (a) The Borrower will not permit total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis to exceed a principal amount of $750,000,000 at any time outstanding.

         (b)  Without limiting paragraph (a) above, the Borrower will not permit any of its Subsidiaries to create, incur, assume, suffer to exist any Indebtedness (including any Guarantee of any Indebtedness), except:

(i) Indebtedness of any such Subsidiary owed to the Borrower or to a Subsidiary of the Borrower;

(ii) Indebtedness of any such Subsidiary existing on the Effective Date (all Indebtedness of the Subsidiaries of the Borrower in an amount of $1,000,000 or greater existing on the Effective Date is described on Schedule 6.02) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date;

(iii) Endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(iv) Indebtedness incurred in respect of (A) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Borrower or a Subsidiary in the ordinary course of business, (B) performance bonds or similar obligations of the Borrower or any of its Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business, and not for money borrowed, in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (C) Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(v) Indebtedness incurred by any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business;

(vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(vii) Indebtedness of Subsidiaries of the Borrower not otherwise permitted by the foregoing clauses of this Section; provided that the aggregate principal amount of such additional Indebtedness of all such Subsidiaries at any one time outstanding permitted under this clause (vii) does not exceed $10,000,000.

                  SECTION 6.03. Consolidation, Merger. The Borrower will not dissolve, liquidate, or wind up its affairs, or enter into any transaction of merger or consolidation unless (i) the Borrower is the surviving corporation of such merger or consolidation or (ii) the surviving corporation in such merger or consolidation shall be a corporation existing under the laws of the United States of America, any state thereof or the District of Columbia (the “Successor Corporation”), the Successor Corporation shall expressly assume, by amendment to this Agreement executed by the Borrower, the Successor Corporation and the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and all other amounts payable under this Agreement and the payment and performance of every covenant hereof on the part of the Borrower and its Subsidiaries to be performed or observed, and no Default shall have occurred or be continuing at the time of such merger or consolidation or would result from such merger or consolidation.

                  SECTION 6.04. Transfer of Assets. The Borrower will not sell, lease, transfer or otherwise dispose of all or substantially all of its property or assets, except to a wholly-owned Subsidiary of the Borrower.

                  SECTION 6.05. Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, other than in the ordinary course of business, enter into any transaction or series of transactions, with any Affiliate of the Borrower, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by it in a comparable arm’s-length transaction with a Person other than an Affiliate.

                  SECTION 6.06. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Principal Property now owned or hereafter acquired by it to secure Indebtedness of the Borrower or any Subsidiary, except:

         (a)  Permitted Encumbrances;

         (b)  any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof; provided that (i) such Lien shall not cover any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement);

         (c)  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not cover any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a

Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except in respect of any fees and expenses incurred in connection with any such extension, renewal or replacement);

         (d)  Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and (ii) such Liens shall not cover any other property or assets of the Borrower or any Subsidiary or secure any Indebtedness other than the Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets; and

         (e)  Liens not otherwise permitted hereunder; provided that, at the time of the creation, incurrence or assumption of any Indebtedness secured by any Lien and after giving effect thereto, the aggregate principal amount of the Indebtedness of the Borrower and the Subsidiaries secured by Liens permitted under this clause (e) does not exceed an amount equal to 10% of Tangible Net Worth at such time.

                  SECTION 6.07. Swap Agreements. The Borrower will not and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

ARTICLE VII

EVENTS OF DEFAULT

                  SECTION 7.01. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

         (a)  Payment. The Borrower shall (i) default in the payment when due of any principal of any Loan, or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on any Loan, or of any fees or other amounts owing hereunder or in connection herewith; or

         (b)  Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein or in connection with this Agreement or in any statement or certificate delivered or required to be delivered pursuant hereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

         (c)  Covenants. The Borrower shall (i) default in the due performance or observance of any term, covenant or agreement contained in Section 5.07 or Article VI, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 7.01) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice thereof by the Administrative Agent or any Lender to the Borrower; or if without the written consent of the Lenders, this Agreement shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than as expressly provided for hereunder); or

         (d)  Bankruptcy, etc. (i) The Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

         (e)  Defaults under Other Agreements. The Borrower or any of its Subsidiaries shall (A) default in any payment with respect to any Indebtedness (other than the Loans hereunder) in excess of $50,000,000, individually or in the aggregate for the Borrower and its Subsidiaries collectively, or (B) default in the observance or performance of any agreement or condition relating to any such Indebtedness (other than Loans hereunder) in excess of $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to (i) cause such Indebtedness to become due prior to its stated maturity or (ii) enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

         (f)  Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $50,000,000 or more in any instance or in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries collectively (not paid or fully covered by insurance provided by a carrier who has acknowledged coverage or covered by an indemnification provided by a credit-worthy indemnitor) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

         (g)  ERISA. The Borrower, any Subsidiary or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under ERISA; or notice of intent to terminate a Plan or Plans which in the aggregate have unfunded liabilities in excess of $50,000,000 (individually and collectively, a “Material Plan”) shall be filed under ERISA by the Borrower, any Subsidiary or any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled Group to incur a current payment obligation in excess of $50,000,000, and the liability that, individually or in the aggregate, would reasonably be expected to occur would result in a Material Adverse Effect; or

         (h)  Change in Control. (i) Any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (other than either of the two trusts (the “Roche Trust” and the “Hubbell Trust”) which, as of the Effective Date, each own more that 5% of the Class A Common Stock of the Borrower and the beneficiaries of which are the issue of Harvey Hubbell and, in the case of the Roche Trust, their spouses, or any future trust established for any of the same beneficiaries) either (A) becomes the “beneficial owner” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), directly or indirectly, of voting securities of the Borrower (or securities convertible into or exchangeable for such voting securities) representing 40% or more of the combined voting power of all voting securities of the Borrower (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower; or (ii) during any period of up to 12 consecutive months, commencing on the Effective Date, Continuing Directors shall cease for any reason (other than the death, disability or retirement of a director) to constitute a majority of the board of directors of the Borrower;

then, in any such event, and at any time thereafter, the Administrative Agent, upon the direction of the Required Lenders, shall, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(i) Termination. Declare the Commitments of each Lender terminated, whereupon the Commitment of each Lender hereunder shall terminate immediately;

(ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all the outstanding Loans, together with all fees and other obligations of the Borrower accrued hereunder, to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

(iii) Enforcement of Rights. Enforce any and all rights and remedies of the Administrative Agent or the Lenders in respect of the Loans, including without limitation all rights of setoff; provided however that, notwithstanding the foregoing, if an Event of Default specified in Section 7.01(d) with respect to the Borrower shall occur, then the Commitments of the Lenders hereunder shall automatically terminate and the Loans, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or any Lender.

ARTICLE VIII

The Administrative Agent

         Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

         The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

         The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

         The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

         Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

         Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

                  SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 584 Derby Milford Road, Orange, Connecticut 06477-4024, Attention of James H. Biggart (Telecopy No. (203) 799-4205), with a copy to Richard W. Davies, Vice President, General Counsel and Secretary (Telecopy No. (203) 799-4333);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Jesus Sang (Telecopy No. (212) 552-5650), with a copy to JPMorgan Chase Bank, 999 Broad Street, Bridgeport, CT 06604, Attention of Scott Farquhar (Telecopy No. (203) 382-6314); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

         (b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

         (c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                  SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

         (b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

                  SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

         (b)  The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

         (c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

         (d)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.

         (e)  All amounts due under this Section shall be payable not later than five days after written demand therefor.

                  SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Affiliate of the Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a) or (d) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an Affiliate of a Lender or for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

         (ii)  Assignments shall be subject to the following conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under clause (a) or (d) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not apply to rights in respect of outstanding Competitive Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement; provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such CLO.

For purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender to an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than to an Affiliate of the Borrower, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such

Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

                  SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                  SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                  SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

         (b)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

         (c)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HUBBELL INCORPORATED,

by	/s/ James H. Biggart

Name: James H. Biggart Title: Vice President & Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent,

by	/s/ D. Scott Farquhar

Name: D. Scott Farquhar Title: Vice President

SIGNATURE PAGE TO HUBBELL INCORPORATED CREDIT AGREEMENT DATED AS OF JULY 18, 2002

Name of Institution		Fleet National Bank

	by	/s/ K E Burke

Name: K E Burke Title: Vice President

SIGNATURE PAGE TO HUBBELL INCORPORATED CREDIT AGREEMENT DATED AS OF JULY 18, 2002

Name of Institution		Wachovia Bank, National Association

	by	/s/ Leanne S. Phillips

Name: Leanne S. Phillips Title: Vice President

SIGNATURE PAGE TO HUBBELL INCORPORATED CREDIT AGREEMENT DATED AS OF JULY 18, 2002

Name of Institution		Deutsche Bank AG, New York Branch

	by	/s/ Christian Dallwitz

Name: Christian Dallwitz Title: Director

	by	/s/ Hans-Josef Thiele

Name: Hans-Josef Thiele Title: Director

SIGNATURE PAGE TO HUBBELL INCORPORATED CREDIT AGREEMENT DATED AS OF JULY 18, 2002

Name of Institution		Citibank, N.A.

	by	/s/ Christine M. Aleaz

Names: Christine M. Aleaz Title: Vice President

SIGNATURE PAGE TO HUBBELL INCORPORATED CREDIT AGREEMENT DATED AS OF JULY 18, 2002

Name of Institution		Mellon Bank, N.A.

	by	/s/ J. Wade Bell

Name: J. Wade Bell Title: Vice President

SIGNATURE PAGE TO HUBBELL INCORPORATED CREDIT AGREEMENT DATED AS OF JULY 18, 2002

Name of Institution		US Bank N.A.

	by	/s/ Richard W. Neltner

Name: Richard W. Neltner Title: Senior Vice President

SIGNATURE PAGE TO HUBBELL INCORPORATED CREDIT AGREEMENT DATED AS OF JULY 18, 2002

Name of Institution		The Bank of New York

	by	/s/ Joanna S. Bellocq

Name: Joanna S. Bellocq Title: Vice President

SIGNATURE PAGE TO HUBBELL INCORPORATED CREDIT AGREEMENT DATED AS OF JULY 18, 2002

Name of Institution		Northern Trust Company

	by	/s/ John A. Konstantos

Name: John A. Konstantos Title: Vice President

SIGNATURE PAGE TO HUBBELL INCORPORATED CREDIT AGREEMENT DATED AS OF JULY 17, 2002

Name of Institution		Morgan Stanley Bank

	by	/s/ Jaap L. Tonckans

Name: Jaap L. Tonckans Title: Vice President Morgan Stanley Bank

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

         Reference is made to the Credit Agreement dated as of July 18, 2002 (as amended and in effect on the date hereof, the “Credit Agreement”), among Hubbell Incorporated, a Connecticut corporation, the Lenders named therein and JPMorgan Chase Bank, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

         The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and Competitive Loans and Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

         This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.15(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

         This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment
(“Assignment Date"):

2

Percentage Assigned of
Facility/Commitment
(set forth, to at
	Principal Amount	least 8 decimals, as a
	Assigned (and	percentage of the
	identifying	Facility and the
	information as to	aggregate Commitments
	individual	of all Lenders
Facility	Competitive Loans)	thereunder)

Commitment Assigned:	$	%

Revolving Loans:

Competitive Loans:

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor] , as Assignor

By:	__________________________________
Name:

Title:

[Name of Assignee] , as Assignee

By:	__________________________________
Name:

Title:

The undersigned hereby consent to the within assignment: 1/

Hubbell Incorporated,		JPMorgan Chase Bank, as Administrative Agent,

By:	________________________________	By:	________________________________

	Name:		Name:

	Title:		Title:

1/ Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

Richard W. Davies Vice President, General Counsel and Secretary

July 18, 2002	Hubbell Incorporated 584 Derby Milford Road P.O. Box 549 Orange, CT 06477-4024 203 799-4100 203 799-4333 Fax

JPMorgan Chase Bank,
as a Lender and as Administrative Agent
under the Credit Agreement,
as hereinafter defined
and the Lenders party to the Credit Agreement

Re:	Credit Agreement (the “Credit Agreement”), dated as of July 18, 2002, by and among Hubbell Incorporated, JPMorgan Chase Bank, as
Administrative Agent (the “Administrative Agent”) and as Lender, and the
Lenders party thereto from time to time.

Ladies and Gentlemen:

          I am Vice President, General Counsel and Secretary for Hubbell Incorporated (the “Borrower” and, together with the Administrative Agent, the “Loan Parties”). This opinion is rendered to you pursuant to Section 3.01(b) of the Credit Agreement. All terms used but not defined in this opinion which are defined in the Credit Agreement shall have the respective meanings therein.

          As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. I have examined, among other things, the Credit Agreement dated the date hereof, executed by the Borrower, the Administrative Agent and the Lenders, and the promissory note(s) executed by the Borrower pursuant to the Credit Agreement (together with the Credit Agreement, the “Loan Documents”). In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies. As to facts material to the opinions, statements and assumptions expressed herein, I have, with your consent, relied upon the foregoing and upon certificates of officers of the Borrower. I have not independently verified such factual matters. In addition, I have obtained and relied upon such certificates and assurances from public officials as I have deemed necessary.

          I am opining herein as to the effect on the subject transaction only of the internal laws of the State of Connecticut, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within such state.

          The opinions set forth in paragraph 4 below are based upon my consideration of only those statutes, rules and regulations which, in my experience, are normally applicable to borrowers in unsecured loan transactions. I express no opinion as to compliance by any parties to the Loan Documents with any laws or regulations applicable to the subject transaction because

July 18, 2002

of the nature or extent of their or their affiliates’ business. Various issues concerning the federal laws of the United States and the internal laws of the State of New York are addressed in the opinion of Latham & Watkins, which has separately been provided to you, and I express no opinion with respect to those matters.

          Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof:

          (1)  The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Connecticut;

          (2)  The Borrower has the corporate power and authority to own its properties and assets and to conduct its business as now being conducted and to enter into the Loan Documents and to perform its obligations thereunder. Based on certificates from public officials, I confirm that the Borrower is qualified to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect;

          (3)  The execution and delivery of the Loan Documents by the Borrower have been duly authorized by all necessary corporate action of the Borrower, and the Loan Documents have been duly executed and delivered by the Borrower;

          (4)  Each of the Loan Documents constitutes a valid and legally binding obligation of the Borrower enforceable against the Borrower in accordance with its terms;

          (5)  The execution and delivery of the Loan Documents by the Borrower and the performance of the obligations of the Borrower under the Loan Documents on the date hereof do not (i) violate the provisions of the articles of incorporation or by-laws of the Borrower; (ii) violate any Connecticut statute, rule or regulation applicable to the Borrower; (iii) result in a breach of or a default under any material indenture, mortgage, written contract or agreement or other undertaking or instrument to which the Borrower is a party or by which the Borrower or any of its properties or assets may be bound (the “Material Agreements”); or (iv) result in the creation of any lien, charge or encumbrance upon or with respect to the properties of the Borrower, except to the extent that any such violation, conflict or lien, charge or encumbrance in clause (ii), (iii) or (iv) could not reasonably be expected to have a Material Adverse Effect; and

          (6)  No consent, approval or authorization or order of, or filing, registration or qualification by the Borrower under any Connecticut statute, rule or regulation applicable to the Borrower is required in connection with the execution and delivery of the Loan Documents or the performance of the obligations of the Borrower under the Loan Documents on the date hereof, except to the extent that the failure to obtain such consents, approvals, authorizations or orders, or to make any such filing, registration or qualification could not reasonably be expected to have a Material Adverse Effect.

July 18, 2002

     No opinion is expressed in paragraph 5(ii) and 6 above as to the application of comparable provisions under Connecticut law to Sections 547 and 548 of the federal Bankruptcy Code, or under other laws customarily excluded from such opinions, including any antifraud laws, securities laws, usury laws and antitrust or trade regulation laws.

     The opinions expressed in paragraph 4 are further subject to the following limitations, qualifications and exceptions:

          (a)  the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

          (b)  the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought;

          (c)  limitations (i) on the enforcement of consents to, or restrictions upon, jurisdiction or venue; judicial relief; choice of law; economic remedies; advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, jury trial or other procedural rights; exclusivity, election or cumulation of rights or remedies; non-written modifications and waivers; or conclusive or discretionary determinations or (ii) arising from concepts of materiality, reasonableness, good faith or fair dealing; and

          (d)  the unenforceability under certain circumstances under law or court decisions of provisions for indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

     In rendering the opinions expressed in paragraphs 5 insofar as they require interpretation of the Material Agreements: (i) I have assumed with your permission that all courts of competent jurisdiction would enforce such agreements as written but would apply the internal laws of Connecticut without giving effect to any choice of law provisions contained therein or any choice of law principles which would result in application of the internal laws of any other state; (ii) to the extent that any questions of legality or legal construction have arisen in connection with my review, I have applied the laws of Connecticut in resolving such questions; (iii) I express no opinion with respect to the effect of any action or inaction by the Borrower under the Loan Documents or the Material Agreements which may result in a breach or default under any Material Agreement; and (iv) I express no opinion with respect to any matters which require me to perform a mathematical calculation or make a financial or accounting determination. I advise you that certain of the Material Agreements may be governed by other laws, that such laws may vary substantially from the law assumed to govern for purposes of this opinion, and that this opinion may not be relied upon as to whether or not a breach or default would occur under the law actually governing such Material Agreements.

     To the extent that the obligations of the Borrower may be dependent upon such matters, I assume for purposes of this opinion that: all parties to the Loan Documents other than the Borrower are duly organized, validly existing and in good standing under the laws of their

July 18, 2002

respective jurisdictions of organization; all parties to the Loan Documents other than the Borrower have the requisite organizational power and authority to execute and deliver the Loan Documents and to perform their respective obligations under the Loan Documents to which they are a party; the Loan Documents to which such parties other than the Borrower are a party have been duly authorized, executed and delivered by such parties; and the Loan Documents to which such parties other than the Borrower are a party constitute their legally valid and binding obligations, enforceable against them in accordance with their terms.

     This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without my prior written consent.

Very truly yours,

HUBBELL INCORPORATED

By:	/s/ Richard W. Davies Richard W. Davies Vice President, General Counsel and Secretary

BOSTON BRUSSELS CHICAGO FRANKFURT HAMBURG HONG KONG LONDON LOS ANGELES MILAN MOSCOW NEW JERSEY	Latham & Watkins ATTORNEYS AT LAW www.lw.com	NEW YORK NORTHERN VIRGINIA ORANGE COUNTY PARIS SAN DIEGO SAN FRANCISCO SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

July 18, 2002

JPMorgan Chase Bank,
as a Lender and as Administrative Agent under
the Credit Agreement, as hereinafter defined
and the Lenders listed on Schedule I hereto

Re:	Credit Agreement (the “Credit Agreement”), dated as of July 18, 2002, by and among Hubbell Incorporated, JPMorgan Chase Bank, as
Administrative Agent (the “Administrative Agent”) and as Lender, and the
Lenders party thereto from time to time.

Ladies and Gentlemen:

          We have acted as special counsel to Hubbell Incorporated, a Connecticut corporation (the “Borrower” and, together with the Administrative Agent, the “Loan Parties”), in connection with the referenced Credit Agreement. This opinion is rendered to you pursuant to Section 3.01(b) of the Credit Agreement. All terms used but not defined in this opinion which are defined in the Credit Agreement shall have the respective meanings therein.

          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among other things, the Credit Agreement dated the date hereof, executed by the Borrower, the Administrative Agent and the Lenders, and the promissory notes executed by the Borrower pursuant to the Credit Agreement (together with the Credit Agreement, the “Loan Documents”). With your consent we have relied upon certificates of officers of the Borrower with respect to certain factual matters. We have not independently verified such factual matters. Whenever a statement herein is qualified by “to the best of our knowledge”, it is intended to indicate that those attorneys in this firm who have rendered legal services in connection with the financing contemplated by the Credit Agreement do not have current actual knowledge of the inaccuracy of such statement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement.

          We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other

53rd at Third • 885 Third Avenue • New York, New York 10022-4802
TELEPHONE: (212) 906-1200 • FAX: (212) 751-4364

LATHAM & WATKINS

July 18, 2002

jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

          Our opinions set forth in paragraph 2 below are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers in unsecured loan transactions. We express no opinion as to compliance by any parties to the Loan Documents with any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of their or their affiliates’ business. Various issues concerning the internal laws of the State of Connecticut are addressed in the opinion of Richard W. Davies, Esq., which has separately been provided to you, and we express no opinion with respect to those matters.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

          1.  The Loan Documents, assuming their due authorization, execution and delivery by the Borrower, constitute valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          2.  The execution and delivery of the Loan Documents by the Borrower and the performance of the obligations of the Borrower under the Loan Documents on the date hereof do not:

          (i)  violate any federal or New York statute, rule or regulation applicable to the Borrower; or

          (ii)  require any consents, approvals, authorizations, registrations, declarations or filings by the Borrower under any federal or New York state statute, rule or regulation applicable to the Borrower.

No opinion is expressed in this paragraph 2 as to the application of Section 547 and 548 of the federal Bankruptcy Code and comparable provisions of state law, or under other laws customarily excluded from such opinions, including any antifraud laws, securities laws, usury laws and antitrust or trade regulation laws.

The opinions expressed in paragraph 1 above are further subject to the following limitations, qualifications and exceptions:

          (a)  the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

          (b)  the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought;

          (c)  limitations (i) on the enforcement of consents to, or restrictions upon,

Latham & Watkins

July 18, 2002

jurisdiction or venue; judicial relief; choice of law; economic remedies; advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, jury trial or other procedural rights; exclusivity, election or cumulation of rights or remedies; non-written modifications and waivers; or conclusive or discretionary determinations or (ii) arising from concepts of materiality, reasonableness, good faith or fair dealing; and

(d) the unenforceability under certain circumstances under law or court decisions of provisions for indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

To the extent that the obligations of the Borrower may be dependent upon such matters, we assume for purposes of this opinion that: all parties to the Loan Documents are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; all parties to the Loan Documents have the requisite organizational power and authority to execute and deliver the Loan Documents and to perform their respective obligations under the Loan Documents to which they are a party; all parties to the Loan Documents have duly authorized, executed and delivered the Loan Documents; and the Loan Documents to which such parties other than the Borrower are a party constitute legally valid and binding obligations, enforceable against them in accordance with their terms.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Very truly yours,

/s/ Latham & Watkins

SCHEDULE I

Lenders

JPMorgan Chase Bank

Fleet National Bank

Wachovia Bank, National Association

Deutsche Bank AG New York Branch

Citibank, N.A.

Mellon Bank, N.A.

US Bank, National Association

The Bank of New York

The Northern Trust Company

Morgan Stanley Bank

EXHIBIT C

Compliance Certificate

     I, William T. Tolley, chief financial officer of Hubbell Incorporated (the “Borrower”), hereby certify that, to the best of my knowledge with respect to that certain Credit Agreement among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, dated as of July 18, 2002 (the “Credit Agreement”);

1.	Compliance with Section 6.01 Net Worth.

The Borrower and its Subsidiaries are in compliance with Section 6.01 as of the date hereof.

Required: Net Worth of the Borrower and its Subsidiaries to be not less than $550,000,000 at any time.

2.	Compliance with Section 6.02(a) Indebtedness.

The Borrower and its Subsidiaries are in compliance with Section 6.02(a) as of the date hereof.

Required: The total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis to not exceed a principal amount of $750,000,000 at any time outstanding.

3.	Compliance with Section 6.02(b) Subsidiary Indebtedness.

The Borrower is in compliance with Section 6.02(b) Subsidiary Indebtedness.

Required: The Borrower to not permit any Subsidiaries to create, incur, assume, suffer to exist any Indebtedness (including any Guarantee of any Indebtedness), except:

(i)	Indebtedness of any such Subsidiary owed to the Borrower or to a Subsidiary of the Borrower;

(ii)	Indebtedness of any such Subsidiary existing on the Effective Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date (all Indebtedness of the Subsidiaries of the Borrower in an amount of $1,000,000 or greater existing on the Effective Date is described on Schedule 6.02 to the Credit Agreement);

(iii)	Endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

2

(iv)	Indebtedness incurred in respect of (A) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Borrower or a Subsidiary in the ordinary course of business, (B) performance bonds or similar obligations of the Borrower or any of its Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business, and not for money borrowed, in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, and (C) Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(v)	Indebtedness incurred by any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business;

(vi)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(vii)	Indebtedness of Subsidiaries of the Borrower not otherwise permitted by Section 6.02 of the Credit Agreement, provided that the aggregate principal amount of such additional Indebtedness of all such Subsidiaries at any one time outstanding does not exceed $10,000,000.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

On this eighteenth day of July 2002.

By: /s/ William T. Tolley

Name: William T. Tolley
Title: Senior Vice President & Chief Financial Officer

EXHIBIT D

Responsible Party Certificate

     Pursuant to Section 3.01(i) of that certain Credit Agreement among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, dated as of July 18, 2002 (the “Credit Agreement”), the undersigned Responsible Party does hereby certify as follows:

     1. The representations and warranties of the Borrower set forth in Article IV of the Credit Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date.

     2. As of the date hereof and immediately after giving effect to any Borrowing on the date hereof, no Default has occurred or is continuing.

     3. Since December 31, 2001, there have occurred no changes or circumstances which have had or are likely to have a Material Adverse Effect.

     Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

     On the eighteenth day of July 2002,

By: /s/ William T. Tolley

Name: William T. Tolley
Title: Senior Vice President & Chief Financial Officer

Schedule 2.01

Commitments

Lender	Commitment

JPMorgan Chase Bank	$30,000,000

Fleet National Bank	$25,000,000

Wachovia Bank, National Association	$25,000,000

Deutsche Bank AG New York Branch	$25,000,000

Citibank, N.A	$20,000,000

Mellon Bank, N.A	$20,000,000

US Bank, National Association	$15,000,000

The Bank of New York	$15,000,000

The Northern Trust Company	$15,000,000

Morgan Stanley Bank	$10,000,000

$200,000,000

Schedule 4.08

MATERIAL LITIGATION

None.

Schedule 6.02

SUBSIDIARY INDEBTEDNESS (IN EXCESS OF $1,000,000)

Subsidiary	Type of Indebtedness	Amount of Indebtedness

Lighting Corporation of	Performance Letter of Credit	$1,438,369.00

of America	(AIG, as beneficiary)

Lighting Corporation of	Performance Letter of Credit	$2,500,000.00

America	(ACE, as beneficiary)

Hubbell Incorporated	Import Bond (EMCO Electric	$942,598.54

(Delaware)	International, as beneficiary)

Hubbell Incorporated	Documentary Letter of Credit	$116,978.84

(Delaware)	(EMCO Electric International,

	as beneficiary)

Progress Lighting Inc.	Documentary Letter of Credit	$5,626,342.11

	(PegTom Industrial Co., as

	beneficiary)

[FORM OF]
REVOLVING CREDIT NOTE

New York, New York
July 18, 2002

         FOR VALUE RECEIVED, Hubbell Incorporated, a Connecticut corporation (the “Borrower”), hereby promises to pay to the order of [Insert Name of Bank] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds at the office of JPMorgan Chase Bank (the “Administrative Agent”) at 270 Park Avenue, New York, New York 10017, the lesser of (i) the principal sum of $[●] and (ii) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Agreement (as defined below). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

         The Borrower promises to pay interest on any unpaid principal hereof in like money at said office until paid at the rates and the times set forth in the Agreement (as defined below).

         This Note is one of the promissory notes referred to in the Credit Agreement, dated as of July 18, 2002 (the “Agreement”), among the Borrower, the Lenders party thereto and the Administrative Agent. This Note is subject to the terms of the Agreement.

         In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

         The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

         This Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 9.04(b) of the Agreement.

         The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on continuations thereof that shall be attached hereto and made a part hereof the date, the Type and amount of each Revolving Loan made pursuant to the Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto; provided that the failure to make any such endorsement or any error in such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

HUBBELL INCORPORATED,

by
_______________________________
Name:

Title:

Schedule A to Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

		Amount		Amount of ABR Loans	Unpaid Principal
	Amount of	Converted to	Amount of Principal of	Converted to	Balance of	Notation
Date	ABR Loans	ABR Loans	ABR Loans Repaid	Eurodollar Loans	ABR Loans	Made By

Schedule B to Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

			Interest Period and	Amount of Principal of	Amount of Eurodollar	Unpaid Principal
	Amount of	Amount Converted	Adjusted LIBOR with	Eurodollar Loans	Loans Converted to	Balance of Eurodollar	Notation
Date	Eurodollar Loans	to Eurodollar Loans	Respect Thereto	Repaid	ABR Loans	Loans	Made By